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                                                    EXHIBIT 11

                              MARITRANS INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE
                    Quarter Ended March 31, 1994*


 Primary:

    Income:

      Net income                                $ 2,026,000
                                                 ==========

    Shares:

      Weighted average number of
        common shares outstanding                12,523,000
                                                 ==========


 Primary earnings per common share              $     .1618
                                                 ==========



 Assuming full dilution:

    Income:

      Net income                                $ 2,026,000
                                                 ==========

    Shares:

      Weighted average number of
        common shares outstanding                12,523,000


      Assuming exercise of options reduced
        by the number of shares which could
        have been purchased with the proceeds
        from the exercise of such options            24,141
                                                 ----------

      Weighted average number of common
        shares outstanding as adjusted           12,547,141
                                                 ==========



 Fully diluted earnings per common share        $     .1615**
                                                 ==========


- - -------------
  * See notes 1 and 2 of the notes to the condensed consolidated financial statements.

 ** This calculation is submitted in accordance with Regulation S-K item
    601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.




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